UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2004

CONSTELLATION BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Woodcliff Drive, Suite 300, Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

(585) 218-3600

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On December 22, 2004, Constellation Brands, Inc., a Delaware corporation (“Constellation”), and its United States subsidiaries (excluding certain inactive subsidiaries), together with certain of its subsidiaries organized in foreign jurisdictions, JPMorgan Chase Bank, N.A. (the “Administrative Agent”), and certain other lenders (such other lenders, together with the Administrative Agent, are collectively referred to as the “Lenders”) entered into a new credit agreement (the “2004 Credit Agreement”).

The 2004 Credit Agreement provides for aggregate credit facilities of $2.9 billion, consisting of a $600.0 million tranche A term loan facility due in November 2010, a $1.8 billion tranche B term loan facility due in November 2011, and a $500.0 million revolving credit facility (including a sub-facility for letters of credit of up to $50.0 million) which terminates on December 22, 2010. The required repayments of the tranche A term loan facility are $15.0 million in fiscal 2005, $60.0 million in fiscal 2006, $67.5 million in fiscal 2007, $97.5 million in fiscal 2008, $120.0 million in fiscal 2009, $127.5 million in fiscal 2010 and $112.5 million in fiscal 2011. The required annual repayments of the tranche B term loan facility, which is backend loaded, are $4.5 million in fiscal 2005, and $18.0 million in each of fiscal 2006-2010, $436.5 million in fiscal 2011 and $1.269 billion in fiscal 2012.

The rate of interest payable under the 2004 Credit Agreement is a function, at Constellation’s option, of LIBOR plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin. The margin is adjustable based upon Constellation’s debt ratio, as defined in the 2004 Credit Agreement, and with respect to LIBOR borrowings ranges between 1.0% and 1.75%. The initial LIBOR margin for the revolving credit facility and the tranche A term loan facility is 1.50%, while the initial LIBOR margin on the tranche B term loan facility is 1.75%.

The obligations under the 2004 Credit Agreement are guaranteed by the United States subsidiaries of Constellation (excluding certain inactive subsidiaries) and by certain foreign subsidiaries of Constellation. The obligations under the 2004 Credit Agreement are also secured by a pledge of (i) 100% of the ownership interests in most of Constellation’s United States subsidiaries and (ii) 65% of the voting capital stock of certain of Constellation’s foreign subsidiaries.

Under the 2004 Credit Agreement, Constellation makes certain representations and warranties to the Administrative Agent and the Lenders customarily found in credit agreements of this type. Constellation and its subsidiaries are also subject to customary lending covenants that are contained in the 2004 Credit Agreement, including those restricting additional liens, the incurrence of additional indebtedness (including guarantees of indebtedness), the sale of assets, the payment of dividends, transactions with affiliates, the disposition and acquisition of property and the making of certain investments, in each case subject to numerous baskets, exceptions and thresholds. The financial covenants are limited to maximum total debt and senior debt coverage ratios and minimum fixed charges and interest coverage ratios.

The 2004 Credit Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by Constellation proving to be incorrect in any material respect, defaults relating to or acceleration of other material indebtedness, certain insolvency or receivership events affecting Constellation or its subsidiaries, a change in control of Constellation (as defined in the 2004 Credit Agreement), Constellation or its subsidiaries becoming subject to certain material judgments, claims or liabilities, or a material defect in the Lenders’ lien against the collateral securing the obligations under the 2004 Credit Agreement.

In the event of a default, the Administrative Agent may, and at the request of the requisite number of Lenders must, terminate the Lenders’ commitments to make loans under the 2004 Credit Agreement and declare all obligations under the 2004 Credit Agreement immediately due and payable. For certain events of default related to insolvency and receivership, the commitments of the Lenders will be automatically terminated and all outstanding obligations of Constellation will become immediately due and payable.

Constellation used the proceeds of borrowings under the 2004 Credit Agreement to repay the outstanding obligations under its 2003 Credit Agreement (as defined below), to fund the cash merger consideration payable in connection with its acquisition of The Robert Mondavi Corporation, a California corporation (“Mondavi”), and to pay certain obligations of Mondavi, including indebtedness outstanding under its bank facility and unsecured notes. Constellation intends to use the remaining availability under the 2004 Credit Agreement to fund its working capital needs on an ongoing basis.

As of December 22, 2004, under the 2004 Credit Agreement Constellation had outstanding tranche A term loans of $600.0 million bearing an interest rate of 5.75%, outstanding tranche B term loans of $1.8 billion bearing an interest rate of 6.0%, no outstanding revolving loans, undrawn revolving letters of credit of $37.5 million, and $462.5 million in revolving loans available to be drawn.

Certain of the Lenders and agents under the 2004 Credit Agreement are lenders and agents under the 2003 Credit Agreement, and certain of such Lenders and agents, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Constellation and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The above description of the 2004 Credit Agreement is qualified in its entirety by the terms of the 2004 Credit Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the entry into the 2004 Credit Agreement described under Item 1.01, which Item is incorporated herein by reference, the prior Amended and Restated Credit Agreement dated March 19, 2003 among Constellation, certain of its subsidiaries, JPMorgan Chase Bank, as a lender and administrative agent, and certain other lenders, which since had been amended (or amended and restated) in October 2003, February 2004 and August 2004 (the “2003 Credit Agreement”), was terminated on December 22, 2004. At the time of termination, the outstanding credit facilities under the 2003 Credit Agreement consisted of a $345.0 million tranche A term loan facility due in February 2008, a $500.0 million tranche B term loan facility due in November 2008 and a $400.0 million revolving credit facility (including an Australian Dollar revolving sub-facility of up to A$10.0 million and a sub-facility for letters of credit of up to $40.0 million) which was to expire on February 29, 2008.

The required annual repayments of the tranche A term loan facility was $60.0 million in fiscal 2005 and increased by $20.0 million each year through fiscal 2008. With respect to the tranche B term loan, no amounts were required to be repaid in fiscal 2005, and the required annual repayments were $5.0 million in each of fiscal 2006 and fiscal 2007 and increased to $125.3 million in fiscal 2008 and $364.7 in fiscal 2009. The rate of interest payable under the 2003 Credit Agreement was, at Constellation’s option, a function of LIBOR plus a margin, the federal funds rate plus a margin, or the prime rate plus a margin. The margin was adjustable based upon Constellation’s debt ratio, as defined in the 2003 Credit Agreement, and with respect to LIBOR borrowings ranged between 1.0% and 2.5%.

Except as described above, the terms and conditions of the 2003 Credit Agreement were generally comparable to those of the 2004 Credit Agreement. Constellation did not incur any material early termination penalties in connection with the termination of the 2003 Credit Agreement.

Certain of the lenders and agents under the 2003 Credit Agreement are lenders and agents under the 2004 Credit Agreement, and certain of the lenders and agents under the 2003 Credit Agreement, and their respective affiliates, have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Constellation and its subsidiaries for which they have received, and will receive, customary fees and expenses.

The above description of the 2003 Credit Agreement is qualified in its entirety by the terms of the 2003 Credit Agreement, which has been previously filed.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 which is incorporated herein by reference.

Item 8.01.	Other Events.

On December 22, 2004, Constellation completed the acquisition of Mondavi pursuant to the terms of the previously reported (a) Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 3, 2004, among Constellation, Mondavi and RMD Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Constellation, and (b) Support Agreement, dated as of November 3, 2004, among Constellation and the signatories thereto including certain officers and directors of Mondavi.

Effective December 22, 2004, Merger Sub merged with and into Mondavi, with Mondavi surviving the merger as a wholly owned subsidiary of Constellation. Each outstanding share of Mondavi Class A Common Stock was converted into the right to receive $56.50 in cash. Each outstanding share of Mondavi Class B Common Stock was converted into the right to receive $65.82 in cash.

The aggregate consideration for the equity of Mondavi on a fully diluted basis was approximately $1.03 billion in cash. In addition, immediately prior to the consummation of the merger Mondavi had debt which was effectively assumed by Constellation as a result of the merger. The cash merger consideration was financed, and certain Mondavi debt, interest and make-whole obligations in the aggregate amount of approximately $361.9 million were repaid, with borrowings under the 2004 Credit Agreement as described in Item 1.01.

Mondavi is a leading producer and marketer of premium table wines. In connection with the production of its products, Mondavi owns, operates and has an interest in certain wineries and controls certain vineyards. Mondavi’s well-known brands include Woodbridge, Robert Mondavi Private Selection and the Robert Mondavi Napa, District and Reserve wines.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Exhibit Description
4.1	Credit Agreement among Constellation, certain of its subsidiaries, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Bookrunner, and Bank of America, SunTrust Bank and Bank of Nova Scotia, as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 29, 2004	CONSTELLATION BRANDS, INC.

	By:	/S/ THOMAS S. SUMMER

	Name:	Thomas S. Summer
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
4.1	Credit Agreement among Constellation, certain of its subsidiaries, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, J.P. Morgan Securities Inc., as Sole Lead Arranger and Bookrunner, and Bank of America, SunTrust Bank and Bank of Nova Scotia, as Co-Documentation Agents.